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                                                                     EXHIBIT 1.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           QUEEN SAND RESOURCES, INC.


       Queen Sand Resources, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that the amendment set forth below to the Corporation's Certificate of Incorporation was duly adopted in accordance with Section 242 of the Delaware General Corporation Law:

       Article Fifth of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

       "FIFTH.  Description and Authorization of Stock.

       (a) Stock Authorization. The total number of shares of capital stock that the Corporation shall have the authority to issue is one hundred fifty million (150,000,000) shares, which shall consist of (i) one hundred million (100,000,000) shares of Common Stock, par value ($0.0015) per share (the "Common Stock") and (ii) fifty million (50,000,000) shares of Preferred Stock, par value ($0.01) per share (the "Preferred Stock").

              (b)    Common Stock.

                     (i) Voting Rights. The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation, including the election of directors. The holders of Common Stock shall not have cumulative voting rights.

                     (ii) Dividends. Subject to the prior rights of any Preferred Stock issued by the Corporation, as and if dividends are declared thereon by the Board of Directors of the Corporation out of funds legally available therefor, whether payable in cash, property or securities of the Corporation, the holders of Common Stock will be entitled to share equally, on a share-for-share basis, in all such dividends.

                     (iii) Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, after all amounts due and owing to the holders of any Preferred Stock of the Corporation have been paid or the payment has been fully provided for, the holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to holders of Common Stock and will be entitled to share equally, on a share-for-share basis, in such distribution. Neither the merger or consolidation of the Corporation with or into another corporation or corporations, nor the sale or transfer by the Corporation of all or part of its assets, nor the reduction of its capital stock, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph.





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              (c)    Preferred Stock.

                     (i) Issuance. The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional, dividend or other special rights, and qualifications, limitations, restrictions or other characteristics thereof as are stated and expressed herein and in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation as hereafter prescribed. The shares of each series of the Preferred Stock may vary from the shares of any other class or series in any respect.

       The resolution or resolutions providing for the issuance of any such series may provide, without limitation:

                            (A)    whether or not shares of a series shall have
voting rights, full, special or limited, or shall have no voting rights, and whether or not the holders of such shares are to be entitled to vote as a separate class or series either alone or together with the holders of one or more other classes or series of stock; provided, however, that if the resolutions authorize the holders of Preferred Stock to elect Directors upon certain events, [those Directors elected by the holders of Preferred Stock shall be in addition to those directors authorized from time to time pursuant to the Bylaws of the Corporation];

                            (B)    the number of shares to constitute the
series and the designations thereof;

                            (C)    the preferences and relative, participating,
optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any series;

                            (D)    whether or not the shares of any series
shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities, or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

                            (E)    whether or not the shares of a series shall
be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

                            (F)    the dividend rate, if any, whether dividend
rates are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and the date or dates from which such dividends shall accumulate;





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                            (G)    the preferences, if any, and the amounts
thereof which the holders of shares of any series shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

                            (H)    whether or not the shares of any series
shall be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary of the Corporation, upon the issue of any additional stock (including, without limitation, additional shares of such series or of any other class or series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of the Corporation of, any outstanding stock of the Corporation;

                            (I)    whether or not the shares of any series, at
the option of the Corporation or the holders thereof or upon the happening of any specified event, shall be convertible into or exchangeable for the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

                            (J)    such other voting powers, designations,
preferences, rights, qualifications, limitations or restrictions with respect to any series as the Board of Directors of the Corporation may deem advisable.

                     (ii) Increases and Decreases in Series. The Board of Directors of the Corporation may increase the number of shares (but not above the total number of authorized shares of the class) of the Preferred Stock designated for any existing series by a resolution adding to such series authorized and unissued shares of the Preferred Stock not designated for any other series. The Board of Directors of the Corporation may decrease the number of shares of the Preferred Stock (but not below the number of shares thereof then outstanding) designated for any existing series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock."




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       IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation does execute this Certificate of Amendment, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 5th day of May, 1997




                                                 QUEEN SAND RESOURCES, INC.



                                                 By: /s/ Edward J. Munden
                                                    ----------------------------
                                                    Name:  Edward J. Munden
                                                    Title: President and Chief
                                                           Executive Officer